Exhibit (d)(31)

LEE SUMMER, LP

MANAGEMENT incentive PLAN

This Management Incentive Plan is irrevocably adopted as of April 16, 2012, to become automatically effective as of (and subject to the occurrence of) the Closing of the transactions contemplated by the Agreement and Plan of Merger by and among Summer Holdings II, Inc., a Delaware corporation, Summer Merger Sub, Inc., a Texas corporation, and The Edelman Financial Group Inc., a Texas corporation, dated April 16, 2012 (the date of such Closing, the “Effective Date”), by Lee Summer, LP, a limited partnership organized and existing under the laws of the State of Delaware (the “Partnership”).

Recitals

WHEREAS, the Partnership wishes to advance the interests of the Partnership and its Subsidiaries (as defined herein) by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Partnership and/or its Subsidiaries and upon whose efforts and judgment the success of the Partnership and its Subsidiaries is largely dependent, by enabling such persons to acquire an equity interest in the Partnership and participate in the long-term growth and financial success of the Partnership and its Subsidiaries; and

WHEREAS, pursuant to that certain Management Grant Agreement with Fredric Edelman of even date herewith (the “Edelman Grant Agreement”), Mr. Edelman has certain consent and approval rights as set forth therein with respect to certain matters arising under this Plan (including without limitation with respect to grants made hereunder and amendments hereto).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Edelman Grant Agreement, the Partnership hereby adopts this Plan on the terms and conditions set forth herein.

1.                  Definitions. Certain defined terms contained in this Plan have the meanings ascribed to such terms in Appendix 1 hereto; other initially capitalized terms used in this Plan without definition herein have the respective meanings ascribed to them in the LP Agreement.

2.                  Units Subject to the Plan; Equity Reserve.

(a)                Subject to adjustment as set forth in Section 5(a) of the Plan, the aggregate Class B Units available for issuance as awards under the Plan are 16,250,000 Class B Units, 8,125,000 of which are Time Vesting Units and 8,125,000 of which are Performance Vesting Units). As of immediately following the Effective Date (i) the total number of Class B Units that will be issued and outstanding and held by those individuals who have entered into Management Grant Agreements with the Partnership on or prior to the Effective Date (in such respective amounts as are set forth in such Management Grant Agreements) shall be equal to 12,187,500, less any phantom Class B Units issued as of the Effective Date, less any Class B Units reserved for issuance in respect of employee positions listed on the attached Schedule I that have not yet been filed as of the Effective Date (and for the avoidance of doubt, less any Units of any Eligible

Participant set forth on Schedule I who is not employed by the Partnership Group and party to a Management Grant Agreement as of the Effective Date), and (ii) the number of Class B Units that will be held in reserve for future issuances to Eligible Participants following the Effective Date pursuant to Section 3 below shall equal 4,062,500 plus any Class B Units reserved for issuance in respect of employee positions listed on Schedule I that have not yet been filed as of the closing (and for the avoidance of doubt, plus any Units of any Eligible Participant set forth on Schedule I who is not employed by the Partnership Group and party to a Management Grant Agreement as of the Effective Date) (the “Equity Reserve”).

(b)               If any issued and outstanding Time Vesting Units are forfeited by the holders thereof following the Effective Date without the Partnership having paid Fair Market Value therefor (e.g., as a result of the termination of the employment of a holder thereof occurring without such Time Vesting Units having vested prior to or in connection with such employment termination, or as a result of a termination of the employment of a holder thereof for Cause as such term is defined in his employment agreement), such forfeited Time Vesting Units shall revert to the Equity Reserve and again be available for issuance under this Plan.

(c)                If any issued and outstanding Performance Vesting Units are forfeited by the holders thereof following the Effective Date (e.g., as a result of the termination of the employment of a holder thereof occurring prior to the vesting of such Performance Vesting Units), such forfeited Performance Vesting Units shall revert to the Equity Reserve and again be available for issuance under this Plan.

(d)               If any issued and outstanding Time Vesting Units are redeemed by the Partnership from the holders thereof following the Effective Date with the Partnership having paid Fair Market Value for such redeemed Time Vesting Units pursuant to its repurchase rights under the LP Agreement such redeemed Time Vesting Units shall not be again available for issuance under the Plan (and shall not revert to the Equity Reserve).

3.                  Eligibility; Issuances from Equity Reserve. Any officer or employee of the Partnership and/or any of its Subsidiaries (including without limitation the Chief Executive Officer of the Partnership, but excluding any person who is an officer, employee and/or equityholder of LEP Partners or any of its Affiliates (other than the General Partner, the Partnership and its Subsidiaries) (“Lee Equity”), an immediate family member of any such officer, employee and/or equityholder of Lee Equity, or an Affiliate of any such officer, employee and/or equityholder of Lee Equity or immediate family member thereof) shall be eligible to receive grants of Class B Units under this Plan (any such eligible Participant, an “Eligible Participant”); provided, however, that George Ball shall also be an Eligible Participant for so long as he is a member of the Board. Grants from the Equity Reserve under this Plan shall be made to Eligible Participants from time to time following the Effective Date as reasonably recommended by the Chief Executive Officer of the Partnership (which recommendations may include additional grants to himself), subject to the approval of the Board (or a duly constituted committee thereof, to the extent the Board determines to delegate such authority to a committee thereof) as to the particular recipients of Class B Units under the Plan and the number of Units so granted to any such recipient and the terms and conditions thereof; provided that all Class B Units in the Equity Reserve (for the avoidance of doubt, including without limitation any forfeited Class B Units that have reverted to the Equity Reserve in accordance with Section 2

2

above) shall in any event be granted to Eligible Participants no later than the occurrence of a Change of Control.

4.                  Class B Units Terms.

(a)                General. Subject to the provisions of this Plan and the LP Agreement, each Management Grant Agreement shall be in such form and shall contain such terms and conditions, as may be established by the Board (provided that such terms and conditions shall not be materially inconsistent with, or more onerous to an Eligible Participant than the terms and conditions set forth in this Plan (it being understood that issuing Class B Units at their Threshold Equity Value (as defined in the LP Agreement) shall not be considered to violate the foregoing restrictions) unless also approved by the Chief Executive Officer of the Partnership (if Mr. Edelman is then serving in such capacity), and provided, further, that in the case of any grants following the Effective Date to an Eligible Participant who is already a party to a Management Grant Agreement in relation to earlier grants, the terms and conditions relating to such new grants shall be materially consistent with the terms and conditions set forth in his existing Management Grant Agreement unless the Eligible Participant agrees otherwise). The provisions of separate Management Grant Agreements need not be identical.

(b)               Vesting. Class B Units granted to Participant’s shall consist of “Time Vesting Units” and “Performance Vesting Units”, and such Performance Vesting Units shall consist of three separate tranches, Class B-2 Units, Class B-3 Units, and Class B-4 Units. Unless otherwise agreed in the terms of a Management Grant Agreement (subject to paragraph (a) of this Section 4), each Class B Unit granted under the Plan shall vest pursuant to the following provisions:

(i)                 Time Vesting Units. The Time Vesting Units shall become Vested Class B Units from time to time after the date of grant based upon the passage of time prior to the occurrence of a Termination of Employment. Six and one quarter percent (6.25%) of the Time Vesting Units that are granted pursuant to any Management Grant Agreement shall become Vested Class B Units upon the expiration of each full three month period which shall elapse during the period commencing on (and including) the date of grant and through (and including) the date on which a Termination of Employment shall occur or the date on which the percentage of the Participant’s Time Vesting Units which are Vested Class B Units equals 100%, whichever first occurs. Notwithstanding the foregoing, in the event of a Termination of Employment of the Participant (x) for Cause, the percentage of the Participant’s Time Vesting Units and Performance Vesting Units which shall be Vested Class B Units shall be 0% and (y) for any other reason, the percentage of Time Vesting Units which shall be Vested Class B Units shall be the percentage computed pursuant to the immediately preceding sentence, all as of and effective immediately prior to such Termination of Employment. In the event that prior to a Termination of Employment of the Participant, a Change of Control or liquidation of the Partnership shall occur, then effective as of the date of such event, the total Time Vesting Units which shall constitute Vested Class B Units shall be increased by 50% of the Time Vesting Units that are then not Vested Class B Units.

(ii)               Performance Vesting Units. Subject to the remainder of this paragraph (ii), the percentage of the Performance Vesting Units that are granted pursuant to any

3

Management Grant Agreement which shall constitute Vested Class B Units shall be 0% until such time as one of the conditions in the following clause (x) or (y) is met, and (x) shall be 100% if the multiple of Investor’s Cash Amounts over Investor’s Cash Invested is 2.0 or greater at any time on or before the second anniversary of the Effective Date (or, if on or prior to such date, the Partnership or any of its Affiliates enter into definitive written agreements providing for transaction that if consummated would be a Change of Control and such transaction is subsequently consummated and results in the Investor’s Cash Amounts over Investor’s Cash Invested being 2.0 or greater) or (y) shall otherwise vest ratably pursuant to the chart below, in each case as determined as of each Measurement Event (and, for the avoidance of doubt, there may be multiple such Measurement Events with respect to portions of the Performance Vesting Units, and they shall remain outstanding until the earlier of such time as (I) LEP Partners has disposed of all of its ownership interests in the Partnership or (II) such time as the Participant is no longer employed by a member of the Partnership Group and the provisions of Section 4(b)(v) continue to be applicable with respect to such cessation of employment). If immediately following such Measurement Event:

Investor’s IRR, compounded annually from (and including) the Effective Date through (and including) the date of such event, is	and the multiple (the “Applicable Multiple”) of Investor’s Cash Amounts over Investor’s Cash Invested is	the percentage of Performance Vesting Units which shall be Vested Class B Units shall be:
Equal to or greater than 20.0% but less than 23.5%	Equal to or greater than 2.5 but less than 2.9	100% of Class B-2 Units and such percentage of Class B-3 Units as is equal to 100% multiplied by a percentage equal to the lesser of (A) the quotient of (x) the Applicable Multiple less 2.5, divided by (y) 0.4 and (B) the quotient of (x) Investor’s IRR, less 20%, divided by 3.5%.
equal to or greater than 23.5% but less than 27.0%	equal to or greater than 2.9 but less than 3.3	100% of Class B-2 Units, 100% of Class B-3 Units, and such percentage of Class B-4 Units as is equal to 100% multiplied by a percentage equal to the lesser of (A) the quotient of (x) the Applicable Multiple less 2.9, divided by (y) 0.4, and (B) the quotient of (x)

4

Investor’s IRR less 23.5%, divided by 3.5%.
equal to or greater than 27.0%	equal to or greater than 3.3	100% of all Class B-2 Units, 100% of Class B-3 Units and 100% of Class B-4 Units.

For the avoidance of doubt, (x) in no event shall any tranche of Performance Vesting Units vest more than once and in order for a tranche of Performance Vesting Units to constitute Vested Class B Units, both conditions (Investor’s IRR and the Applicable Multiple) set forth in a particular row in the chart above must be achieved for such tranche and (y) the Class B-3 and Class B-4 tranches of Performance Vesting Units provide for ratable vesting pursuant to the third column in the chart above.

(iii)             Subject to Section 4(b)(iv), in the event of any transaction or series of transactions (other than a liquidation of the Partnership) where LEP Partners has not sold or disposed of all of its Units and immediately following which LEP Partners has received Investor’s Cash Amounts in excess of Investor’s Cash Invested (any such event, a “Measurement Event”), then, the Investor’s Cash Amounts, Investor’s IRR and Applicable Multiple shall be calculated as of the time of such Measurement Event based solely on cash payments or distributions and any Marketable Securities actually received by LEP Partners in connection therewith. If, following the initial Measurement Event or any subsequent Measurement Event, LEP Partners has retained an ownership interest in the Partnership, then any Performance Vesting Units that did not become Vested Class B Units by virtue of the preceding Measurement Event(s) and that remain outstanding, shall be entitled to continued performance vesting in connection with any subsequent Measurement Event, based on any additional cash payments or distributions and Marketable Securities actually received by LEP Partners in connection therewith. For the avoidance of doubt, subject to Section 4(b)(iv), there is no limitation on the number of Measurement Events that may occur. No subsequent Measurement Event shall result in any Performance Vesting Units which had previously become Vested Class B Units by virtue of this paragraph ceasing to be Vested Class B Units. Proper provision shall be made in connection with any such transaction to provide the benefits of this paragraph to the Participant.

(iv)             In the event of a transaction or series of transactions (x) where LEP Partners has sold or disposed of all of its Units to an independent third party, or (y) where there is a liquidation of the Partnership, Investor’s IRR and Applicable Multiple shall finally be determined thereupon. If, in connection therewith, LEP Partners shall receive any non-cash assets or any non-cash substitute equity interests (other than non-cash substitute equity interests referred to in clause (y) of the definition of Investor’s Cash Amounts), then such assets or such non-cash substitute equity interests shall be valued at their Fair Market Value for purposes of determining vesting of Performance Vesting Units. Upon the occurrence of such event, any Performance Vesting Units which have not become Vested Class B Units in accordance with this Section 4(b), shall automatically be forfeited to the Partnership, and the value thereof shall be $0.

5

(v)               Notwithstanding anything herein, if any portion of the consideration payable to LEP Partners in connection with a Change of Control does not constitute cash or Marketable Securities upon the consummation of such Change of Control but could become cash or Marketable Securities following such Change of Control (e.g., pursuant to purchaser financing or so called “earn-out” mechanisms) (“Deferred Consideration”), then, to the extent any Performance Vesting Units have not fully vested upon such consummation, they shall remain outstanding following such Change of Control regardless of any Termination of Employment of the Participant (other than a Termination of Employment for Cause) occurring after such a Change in Control and remain eligible to become vested in connection with any subsequent Measurement Event or event described in Section 4(b)(iv); provided, that, in either of the foregoing cases, Investor’s Cash Amounts shall include only (i) cash or Marketable Securities derived from such Deferred Consideration and (ii) any other cash or Marketable Securities actually received by LEP Partners on or before the Participant’s Termination of Employment.

(vi)             It is understood and agreed that in the event of a Distribution or any transaction in which amounts are to be received by LEP Partners (or any subsequent receipt of Investor’s Cash Amounts resulting from a prior such transaction, as applicable), then the calculations described above for the Investor’s IRR and Applicable Multiple shall be made on an “as if” basis prior to the actual receipt of such amounts and the outstanding Class B Units of the Participant shall become Vested Class B Units immediately prior to the consummation of such Distribution or such transaction (or subsequent receipt of Investor’s Cash Amounts, as applicable), on the basis of the amounts otherwise to be received by LEP Partners in such Distribution, transaction or subsequent payment (as applicable) (including after giving effect to vesting of Class B Units as a result thereof under this Agreement) and the Participant shall be entitled to participate in such Distribution, transaction or other applicable payment (as applicable) as to such Vested Class B Units. As a result, the calculations described above shall be made in terms of amounts to be received by LEP Partners and the portion of the Performance Vesting Units that will become Vested Class B Units able to participate in a Distribution, transaction or other applicable payment (as applicable), all computed on an “after vesting” basis as to such Class B Units.

5.                  Adjustments.

(a)                General. In the event that the Board reasonably determines (subject to the governance provisions set forth in the limited liability company agreement of the General Partner by and among Mr. Edelman and Affiliates of Lee Equity, dated as of the date hereof (the “LLC Agreement”)) that any extraordinary distribution (whether in the form of cash, Units, securities or other property) from the Partnership, recapitalization or reorganization of the Partnership, or exchange of ownership interests or other securities in the Partnership, requires an adjustment to the number of Class B Units issued and outstanding under this Plan and held in the Equity Reserve to prevent dilution or enlargement of the economic rights of the holders of Class B Units under this Plan such as they would have existed absent such extraordinary event, then the Board shall equitably adjust such number of issued and outstanding Class B Units and number of Class B Units held in the Equity Reserve to so preserve the rights of the holders thereof.

6

(b)               IPO. Notwithstanding anything to the contrary in this Plan or any Management Grant Agreement, the Class B Units will be subject to the provisions of Section 7.7 of the LP Agreement in the event of a Qualified IPO.

(c)                No Limitation on Other Rights. The existence of outstanding awards granted under this Plan shall not prevent the Partnership or any of its Subsidiaries from making, authorizing or consummating (in accordance with the governance provisions of the LLC Agreement):

(i)                 any changes in its business;

(ii)               any merger or consolidation;

(iii)             its dissolution or liquidation;

(iv)             any sale, transfer or assignment of all or any part of its assets or business; or

(v)               the payment of any distribution to its Partners or other equity owners.

(d)               Any action permitted under this Section 5 may be taken without the need for the consent of any Participant in its capacity as a Participant (but without prejudice to any rights that any such individual may have under the LP Agreement, the LLC Agreement or other written agreements to which he is a party).

6.                  Transferability of Awards. Class B Units granted under this Plan shall be subject to the Transfer restrictions set forth in the LP Agreement.

7.                  Administration.

(a)                Powers and Duties. This Plan shall be administered by the Board, subject to the terms of this Plan, the LP Agreement, the LLC Agreement and applicable law.

(b)               No Liability. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award made under the Plan.

(c)                Withholding or Deduction for Taxes. A Participant may be required to pay to the Partnership or any of its Subsidiaries, and the Partnership and its Subsidiaries shall have the right and are hereby authorized to withhold from any payment due or transfer made under any Management Grant Agreement, under the Plan or from any other amount owing to a Participant, the amount (in cash) of any applicable federal, state, local or foreign withholding taxes required by law to be paid by a Participant in respect of a Class B Unit.

8.                  Miscellaneous.

(a)                Repurchase Right. Any Repurchase Right that the Partnership may have pursuant to any Management Grant Agreement, whether it relates to Class A Units or Class B

7

Units, may be, in the case of the Units (i) of the Chief Executive Officer, exercised by the Partnership or its designee, or (ii) of any other Participant, exercised by the Partnership or, with the consent of the Chief Executive Officer, the Partnership’s designee.

(b)               Impact on Other Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other benefit plan of the Partnership or any of its Subsidiaries. Notwithstanding anything to the contrary contained in the forgoing, neither this Plan nor any award granted under this Plan shall form any part of a Participant’s compensation or count as compensation for any purpose under any other benefit plan of the Partnership or any of its Subsidiaries, or otherwise.

(c)                No Right to Awards. Without prejudice to the provisions of Section 3 hereof, no Person shall have the right to receive any particular award under this Plan until such time (if any) as such award has been granted (or contractually agreed to be granted) pursuant to a Management Grant Agreement. There is no obligation for uniformity of treatment of Participants regarding the number of Class B Units awarded or the manner in which awards are made.

(d)               Joinder to LP Agreement; Section 83(b) Election. As a condition subsequent to the issue or transfer of any Class B Unit, the Participant will be required to (i) become a party to the LP Agreement, and (ii) execute and deliver to the Partnership and the Internal Revenue Service a timely, valid election under Section 83(b) of the Code.

(e)                Acceleration of Vesting. The Board shall have the power (with the consent of the Chief Executive Officer of the Partnership (if Mr. Edelman is then serving in such capacity), such consent not to be unreasonably withheld, conditioned or delayed) to accelerate the time at which a Class B Unit will vest in accordance with this Plan, notwithstanding the provisions in this Plan or in an applicable Management Grant Agreement stating the time or times during which it will vest.

(f)                Other Laws. The Board may refuse to issue any particular Class B Units to any particular Eligible Participant (for the avoidance of doubt, without prejudice to the obligation to issue all Class B Units from the Equity Reserve as set forth in the final proviso to Section 3 above) if it reasonably determines that the issuance or transfer of such Class B Units would violate the LP Agreement or any applicable law or regulation.

(g)               Governing Law and Jurisdiction. This Plan, all Management Grant Agreements, and all claims or causes of action (whether in contract or tort) arising out of or relating to this Plan, any Management Grant Agreements or the transactions contemplated hereby and thereby, shall be governed by and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any law other than the law of the State of Delaware. For any Participant who is a party to an employment agreement with the Partnership or any of its Affiliates, the jurisdiction with regard to any claim or cause of action arising out of or relating to this the Plan or any Management Grant Agreement, shall be determined pursuant to the terms of such employment agreement.

8

(h)               Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction or interpretation or the Plan or any provision thereof.

(i)                 Interpretation. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(j)                 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

(k)               Amendment to the LP Agreement. Neither the adoption of this Plan nor any award made hereunder shall restrict in any way the adoption or any amendment to the LP Agreement in accordance with the terms of the LP Agreement.

(l)                 Amendment and Termination. The Board may, with the prior written consent of Mr. Edelman for so long as he is the Chief Executive Officer of the Partnership, amend, alter, suspend, discontinue, or terminate this Plan or any portion thereof at any time; provided, that any such amendment, alteration, suspension, discontinuance or termination that would materially adversely affect the rights of any Participant with respect to outstanding awards shall not to that extent be effective without the written consent of a majority-in-interest of all such adversely affected Participants, taking in account, for such purpose, all such outstanding awards, whether or not then vested; provided, further, that such consent of a majority-in-interest of adversely affected Participants shall not be required with respect to an amendment made to conform this Plan to applicable law or the LP Agreement, as currently in effect or as such agreement may subsequently be amended in accordance with its terms. The Board and the Chief Executive Officer may also agree to amend the terms of this Plan to the extent necessary to implement a program for granting phantom Class B Units (which phantom Class B Units would be deemed to be granted from the Equity Reserve, and thereby be counted towards the total number of Units available for issuance from such Equity Reserve)) without the consent of any other Participant.

(m)             Conflict Between the Plan and the LP Agreement. This Plan is subject to the LP Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any terms or provisions contained herein and a term or provision of the LP Agreement, the applicable terms and provisions of the LP Agreement will govern and prevail.

(n)               No Employment Contract. Neither this Plan nor any award granted under this Plan shall confer upon any person any right to employment or other service or continuance of employment or other service by the Partnership or any of its Subsidiaries or Affiliates (without prejudice to the terms of any employment agreement with the Partnership or a Subsidiary thereof to which any such individual may be a party). This Plan does not constitute a contract of employment or impose on any Participant or the Partnership or any of its Subsidiaries or Affiliates any obligations to retain the Participant as an employee of the Partnership or any of its Subsidiaries or Affiliates, to change the status of the Participant’s employment, or to change

9

the Partnership or any of its Subsidiaries’ or Affiliates’ policies regarding termination of employment.

(o)               No Tax Minimization Obligation. The Partnership has no duty or obligation under this Plan to minimize the tax consequences of any Class B Unit award granted to a Participant under the Plan (without prejudice to any “efforts to restructure” or similar provisions that may be set forth in any Management Grant Agreement or other written agreement to which a particular Participant is a party).

10

Appendix 1

Definitions

(a)                “Board” means the Board of Directors of the General Partner.

(b)               “Affiliate” shall have the meaning ascribed to such term in the LP Agreement.

(c)                “Call Notice” shall have the meaning ascribed to such term in the Management Grant Agreement.

(d)               “Cause” shall have the same meaning as such term (or similar term) in the applicable Participant’s employment agreement with the Partnership or any of its Subsidiaries; provided that if no such employment agreement (or definition therein) exists, then “Cause” shall mean any of the following, as determined by the General Partner in its reasonable judgment: (i) any indictment for, conviction of, or plea of guilty or nolo contendre to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Participant’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign Law to which the Participant may be subject; (ii) theft, conversion, embezzlement or misappropriation by the Participant of funds or other assets of the Partnership or any of its Subsidiaries or any of their Affiliates or any other act of fraud or dishonesty with respect to the Partnership or any of its Subsidiaries or any of their Affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by the Participant which causes harm to the Partnership or any of its Subsidiaries or any of their Affiliates or exposes the Partnership or any of its Subsidiaries or any of their Affiliates to a substantial risk of harm; (iv) the violation by the Participant of any law or policy of the Partnership or any of its Subsidiaries or any of their Affiliates regarding employment discrimination or sexual harassment; (v) the failure by the Participant to comply with any material policy generally applicable to employees of the Partnership or any of its Subsidiaries or any of their Affiliates, which is not cured within 10 days after written notice to the Participant by the Partnership; (vi) the Participant’s repeated failure to follow the reasonable directives of the Chief Executive Officer, President or board of directors of the Partnership or any of its Subsidiaries or any of their Affiliates, which is not cured within 10 days after written notice to the Participant by the Partnership; (vii) intentional, grossly negligent or unlawful misconduct by the Participant which results in the unauthorized dissemination by the Participant of confidential information with respect to the Partnership or any of its Subsidiaries or any of their Affiliates; or (viii) any other material breach by the Participant of the Participant’s employment agreement with the Partnership or any of its Subsidiaries, if applicable, or terms of employment (including the failure by the Participant to devote adequate time to the Partnership and its Subsidiaries) which is not cured within 10 days after notice to the Participant by the Partnership or any of its Subsidiaries or any of their Affiliates.

11

(e)                “Change of Control” shall mean the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its material Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) any “person” or “group,” (other than the LEP Partners or any of its Affiliates conducting business under the “Lee Equity” brand name) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in one or a series of transactions, of more than 50% of the total voting power or economic interests of the Partnership (or any entity which controls the Partnership or which is a successor to all or substantially all of the assets of the Partnership), including by way of issuance, merger, consolidation, tender or exchange offer or otherwise; or (iii) any other transaction or related series of transactions as a result of which any Person (other than the LEP Partners or any of its Affiliates conducting business under the “Lee Equity” brand name) acquires the ability to elect or appoint a majority of the members of the Board.

(f)                “Class A Unit” shall have the meaning ascribed to such term in the LP Agreement.

(g)               “Class B Unit” shall have the meaning ascribed to such term in the LP Agreement.

(h)               “Closing” means the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Summer Holdings II, Inc., a Delaware corporation, Summer Merger Sub, Inc., a Texas corporation, and The Edelman Financial Group Inc., a Texas corporation, dated April 16, 2012.

(i)                 “Code” means the Internal Revenue Code of l986, as amended from time to time.

(j)                 “Distribution” shall have the meaning ascribed to such term in the LP Agreement.

(k)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)                 “Fair Market Value” of securities or other non-cash assets shall mean the fair market value of such securities or other assets (determined without applying any so-called “minority interest” or similar discount, and determined as if no expense reimbursements or fees were being paid under the Advisory Services and Monitoring Agreement between LEP Partners and the Partnership), as agreed to in writing by the Partnership and the Participant within 10 business days following delivery of a Call Notice, or in the absence of such written agreement within such time frame, then as determined by an independent nationally recognized investment banking firm mutually selected by the Partnership and the Participant (approval of such selection not to be unreasonably withheld, conditioned or delayed by either of them) that is independent from the Partnership and its Subsidiaries. The fees and expenses of such investment banking firm shall be paid by the Partnership.

12

(m)             “General Partner” shall mean the general partner of the Partnership.

(n)               “Investor’s Cash Amounts” means, as of a given measurement date, without duplication, all cash payments or distributions and the Fair Market Value of any non-cash assets (including, without limitation, securities and property) received by LEP Partners on or before such date (with such Fair Market Value measured at the time of such receipt) with respect to or arising out of or related to its ownership interest in the Partnership or the sale or other disposition of Units owned by LEP Partners (whether such cash or assets are received from the Partnership or any third party). For the purposes of this calculation, there shall be excluded therefrom: (x) all expense reimbursements and fees under the Advisory Services and Monitoring Agreement between LEP Partners and the Partnership and (y) any non-cash substitute equity interests received by LEP Partners with respect to an IPO as contemplated by Section 6.5 of the LP Agreement (but for clarification not excluding subsequent proceeds received with respect thereto).

(o)               “Investor’s Cash Invested” means, as of a given measurement date, without duplication, all cash Capital Contributions (as defined in the LP Agreement) made by LEP Partners with respect to its Class A Units, and any non-cash Capital Contributions made by LEP Partners with respect to its Class A Units that are mutually agreed to in writing by LEP Partners and the Participant.

(p)               “Investor’s IRR” shall mean, as of any date of calculation hereunder, the pre-tax rate of return on the Investor’s Cash Invested, computed using the XIRR function of the Microsoft Excel version sold with Microsoft Office as in effect as of the date hereof. The internal rate of return shall take into account the amount and timing of all cash distributions and payments, and the Fair Market Value at the time of receipt of any non-cash assets (including, without limitation, securities and property) actually received by LEP Partners on or before such date of calculation with respect to or arising out of or related to its ownership interest in the Partnership or the sale or other disposition of Units (whether such cash or assets are received from the Partnership or any third party). For the purposes of this calculation, there shall be excluded therefrom: (x) all expense reimbursements and fees under the Advisory Services and Monitoring Agreement between LEP Partners and the Partnership and (y) any non-cash substitute equity interests received by LEP Partners with respect to an IPO as contemplated by Section 6.5 of the LP Agreement (but for clarification not excluding subsequent proceeds received with respect thereto).

(q)               “IPO” shall have the meaning ascribed to such term in the LP Agreement.

(r)                 “IPO Corporation” shall have the meaning ascribed to such term in the LP Agreement.

(s)                “LEP Partners” shall have the meaning ascribed to such term in the LP Agreement.

13

(t)                 “LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership, dated as of April 16, 2012, as amended from time to time.

(u)               “Management Grant Agreement” shall mean a written agreement between the Partnership and a Participant, evidencing the terms and conditions of an individual grant of a Class B Unit or other class of Unit and subject to the terms and conditions of this Plan and the LP Agreement and the LLC Agreement.

(v)               “Marketable Securities” shall mean shall mean securities (i) issued by an issuer (other than the Partnership or any IPO Corporation) with a market capitalization equal to or greater than $250 million; (ii) that are of a class of securities listed or otherwise traded on a major national or international securities exchange or trading system; and (iii) that are or were issued to the holder thereof (x) in a transaction registered under the Securities Act (or similar applicable non-US law, as applicable), (y) the resale of which by the holder thereof is otherwise registered under the Securities Act (or similar applicable non-US law) or (z) that are otherwise tradable by the holder thereof without unreasonable restriction under applicable laws (which, for the avoidance of doubt, shall be deemed to include an ability to sell without a then-applicable minimum holding period continuing under Rule 144); it being understood, for the avoidance of doubt, that if securities are not Marketable Securities at the time received by LEP Partners but later become Marketable Securities in accordance with the foregoing, such securities shall be deemed Marketable Securities from and after such later date.

(w)             “Participant” shall mean any individual who has received an award of a Class B Unit under the Plan, and who has executed a Management Grant Agreement.

(x)               “Partnership” means Lee Summer, LP, a Delaware limited partnership, and its successors and assigns.

(y)               “Partnership Group” shall mean the Partnership and its Subsidiaries.

(z)                “Permitted Transferee” shall have the meaning ascribed to such term in the LP Agreement.

(aa)            “Person” shall have the meaning ascribed to such term in the LP Agreement.

(bb)           “Plan” means this Management Incentive Plan as herein set forth and as it may be amended from time to time as provided herein.

(cc)            “Qualified IPO” shall have the meaning ascribed to such term in the LP Agreement.

(dd)          “Repurchase Right” shall mean the right of the Partnership to repurchase, and to require a Participant’s and the Participant’s Permitted Transferees to sell, Units owned by the Participant and the Participant’s Permitted Transferees as may be set forth in such Participant’s Management Grant Agreement.

14

(ee)            “Securities Act” shall have the meaning ascribed to such term in the LP Agreement.

(ff)             “Subsidiary” shall have the meaning ascribed to such term in the LP Agreement.

(gg)           “Termination of Employment” shall mean the termination of the employment or other service relationship of a Participant with the Partnership and/or any of its Subsidiaries and/or any of its Affiliates such that thereafter the Participant is no longer employed by or providing services to any member of the Partnership Group or any Affiliate of the Partnership or any of its Subsidiaries.

(hh)           “Transfer” shall have the meaning ascribed to such term in the LP Agreement.

(ii)               “Unit” shall have the meaning ascribed to such term in the LP Agreement.

(jj)	“Vested Class B Units” shall mean any Class B Units that are vested pursuant to the terms hereof and any Management Grant Agreement.
15